EISNER
Eisner LLP
Accountants and Advisors

750 Third Avenue
New York, New York 10017-2703
Tel 212.949.8700 Fax 212.891.4100
www.eisnerllp.com

Exhibit 16.1

December 21, 2005

Securities and Exchange Commission
100 F Street, NE
Washington DC 20549

Gentlemen:

We have read items 4.01 and 4.02(a) of the Ener1, Inc. Form 8-K, s copy which the Registrant provided to us on December 20, 2005.

We are in agreement with the statements regarding our firm contain in the first sentence of the first paragraph of Item 4.01. We have no basis to agree or disagree with respect to information regarding the third sentence of the first paragraph of item 4.01 or information regarding other accountants contained in item 4.01. We agree with the statements regarding our firm contained in the second paragraph of item 4.01. We agree with the statements regarding our firm contained in paragraphs enumerated 1 through 3 in item 4.01. With respect to the statements regarding our firm in the paragraph following paragraph enumerated 3 in item 4.01 regarding the timeframe of the filing of the September 10-QSB, we were not in a position to complete our review until the matters affecting prior periods were resolved by the Registrant and predecessor.

With respect to the statements regarding our firm contained in the first paragraph of item 4.02(a) we are not aware of all matters that may have been discussed by the Audit Committee and the Company since we did not complete our review.

As indicated above, we did not complete our review of the financial statements of Ener1, Inc. for the period ended September 30,2005

Very truly yours,

By:	/s/ Eisner LLP
Eisner LLP